Exhibit 4.4

VANTAGE DRILLING COMPANY

RESTRICTED STOCK

AWARD AGREEMENT

Vantage Drilling Company (the "Company") hereby grants the following shares of restricted stock of the Company (the “Shares”) to the Participant named below in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the 2007 Long Term Incentive Compensation Plan (the "Plan") of the Company effective June 10, 2008.

Name of Participant:

Date of Grant:  ___ __, 20__

Total Number of Restricted Shares: [         ] (vesting as per the following schedule)
Vesting Date	Number to Become Vested	Total Number Vested
____ __, 20__
____ __, 20__
____ __, 20__
____ __, 20__

1.           The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings set out in the Plan.

2.           The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Shares granted hereunder shall be final and binding on the Participant and other persons claiming or deriving rights through him or her.

3.           The Company's issuance of any Shares or its obligation to make any payments under the Plan is subject to compliance with Applicable Law.  As a condition of participating in the Plan, the Participant agrees to comply with all such Applicable Law and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such Applicable Law.

4.           Neither the Plan nor any action taken thereunder shall interfere with the right of the Employer of the Participant to terminate the Participant's employment at any time.  Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

5.           This Award Agreement and the rights of all parties and the construction of each and every provision hereof and of the Plan and any Shares granted hereunder shall be construed according to the laws of the State of Texas.

Vantage Drilling Company

By:
Name:
Title:

I have read the foregoing Award Agreement and a copy of the Plan which has been provided to me and hereby accept the Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan.  I agree to be bound by the terms and conditions of this Award Agreement and the Plan governing the award.

Date Accepted	Participant's Signature

Participant's Name